Exhibit 2.4

AMENDMENT NO. 1 TO BUSINESS COMBINATION AGREEMENT

This Amendment No. 1 (this “Amendment Agreement”) to Business Combination Agreement is made and entered into as of June 24, 2025, by and among (1) VEON AMSTERDAM B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34378904 (the “Seller”), (2) VEON HOLDINGS B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under Dutch law and registered with the Dutch Chamber of Commerce (Kamer van Koophandel) under number 34345993 (the “Company”), (3) KYIVSTAR GROUP LTD., an exempted company with limited liability, incorporated and existing under the laws of Bermuda with registration number 202504557, with its registered office at Victoria Place, 31 Victoria Street, Hamilton, HM10, Bermuda, and its principal business address at Index Tower (East Tower), Unit 1703, DIFC (Dubai International Financial Center), United Arab Emirates (“New PubCo”), (4) Varna Merger Sub Corp., an exempted company incorporated with limited liability in the Cayman Islands with registration number 419635 (the “Merger Sub” and, together with the Company and New PubCo, the “Company Parties”), and (5) COHEN CIRCLE ACQUISITION CORP. I, a Cayman Islands exempted company (company number 382528) (the “SPAC”). Each Company Party and the SPAC will individually be referred to herein as a “Party” and, collectively, as the “Parties”. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Business Combination Agreement.

RECITALS

WHEREAS, the Parties entered into a business combination agreement, dated as of March 18, 2025 (the “Business Combination Agreement”).

WHEREAS, in accordance with Section 11.12 of the Business Combination Agreement, the Parties desire to amend the Business Combination Agreement as set forth in this Amendment Agreement.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

Article I
Amendments and consents

1.1. Amendments. The Parties hereby agree that the Business Combination Agreement shall be amended as follows:

(a) The definition of “Fully Diluted Share Count” in Section 1.1 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

“Fully Diluted Share Count” shall mean the number of New PubCo Common Shares in issue immediately following Closing, including any New PubCo Common Shares issued as part of the PIPE Investment, if any, plus the number of New PubCo Common Shares (i) which would be issued upon the exercise of the New PubCo Public Warrants and (ii) equal to the New PubCo Equity Plan Amount (in the case of (i) and (ii), if such exercise and issuances took place immediately prior to the Closing).

(b) The definition of “New PubCo Common Shares” in Section 1.1 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

“New PubCo Common Shares” shall mean common shares of New PubCo, par value $0.01 per share.

(c) Section 7.15(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(a) The SPAC and New PubCo shall take all necessary action to cause the New PubCo Board as of immediately following the Closing to consist of not less than five (5) directors and not more than eleven (11) directors, with one director designated by the SPAC and up to ten (10) directors designated by the Seller. The SPAC and the Seller shall expend commercially reasonable efforts to make such designations prior to the Proxy Clearance Date, and in any event prior to the Merger Effective Time. The Parties shall take all necessary actions consistent with applicable Laws to cause the New PubCo Board to be comprised of such designees. Any subsequent New PubCo Board shall be composed in accordance with and subject to the terms and conditions of the Amended and Restated New PubCo Governing Documents.

(d) Section 7.16(a) of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

(a) The SPAC, New PubCo and the Company shall cooperate to establish an equity incentive plan (the “New PubCo Equity Plan”) for directors, officers, employees and independent contractors of New PubCo and the Group Companies, to be adopted by New PubCo as soon as reasonably practicable after the Closing. The New PubCo Equity Plan shall be subject to approval by the New PubCo Board prior to its coming into effect, and the New PubCo Board shall reserve the number of New PubCo Common Shares for grant thereunder equal to the New PubCo Equity Plan Amount.

(e) Section 11.10 of the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

11.10. Expenses. All expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, whether or not the Merger or any other Transaction is consummated; provided that if this Agreement is terminated in accordance with its terms, the Seller shall pay, or cause to be paid, all Seller Transaction Expenses and the SPAC shall pay, or cause to be paid, all SPAC Transaction Expenses. Notwithstanding anything to the contrary herein, if the Sale, the Merger and the other Transactions shall be consummated, New PubCo shall, on the Closing Date following the Closing, (a) pay or cause to be paid by wire transfer of immediately available funds, all Outstanding Seller Transaction Expenses and Outstanding SPAC Transaction Expenses and (b) reimburse or cause to be reimbursed to the Seller all Seller Transaction Expenses other than Outstanding Seller Transaction Expenses, in each case, from the combined cash accounts of the SPAC and the Company Parties after the release of funds from the Trust Account and the PIPE Investments, if any.

(f) The definition of “Adjusted Cash” in Schedule I to the Business Combination Agreement is hereby deleted in its entirety and replaced by the following:

For purposes of this Agreement, “Adjusted Cash” shall be a dollar amount equal to:

1. the Net Cash of the Ukrainian Group Companies as of the Adjustment Measurement Date;

2. plus the M&A Consideration paid by the Ukrainian Group Companies between October 1, 2024 and Adjustment Measurement Date;

3. plus the amount of cash and cash equivalents held by VEON Holdings as of the Adjustment Measurement Date;

4. plus the CapEx Overage (if any);

5. less the CapEx Deficit (if any),

provided that (a) no debt obligations in respect of the Old Bonds will reduce the amount of cash and cash equivalents of the Ukrainian Group Companies as of the Adjustment Measurement Date, as any such debt obligations will be repaid by members of the VEON Group and (b) cash received by VEON Holdings from a member of the VEON Group for purposes of the New Bonds Repayment and held by VEON Holdings as at the Adjustment Measurement Date shall be excluded from limb 3.

1.2. Effect of Amendments. The Parties hereby acknowledge and agree that this Amendment Agreement and the amendments set out in Section 1.1 above shall be effective as of the date hereof. This Amendment Agreement is supplemental to the Business Combination Agreement and is to be read and construed as one instrument with the Business Combination Agreement. On and after the date hereof, each reference in the Business Combination Agreement or the Transaction Documents to the provisions amended pursuant to Section 1.1 above shall be a reference to the respective provision as amended hereby, and each reference to the Business Combination Agreement in the Transaction Documents shall be a reference to the Business Combination Agreement as amended hereby. The Business Combination Agreement, as amended by this Amendment Agreement, is and shall continue to be in full force and effect and is in all respects ratified and confirmed hereby. This Amendment Agreement shall not constitute an amendment or waiver of any provision of the Business Combination Agreement or the Transaction Documents not expressly amended or waived herein and shall not be construed as an amendment, waiver, or consent to any action that would require an amendment, waiver, or consent except as expressly stated herein. This Amendment Agreement is without prejudice to any rights or claims of any Party arising under the terms of the Business Combination Agreement or other Transaction Documents before the date of this Amendment Agreement. On and after the date hereof, this Amendment Agreement is hereby designated as a Transaction Document.

1.3. Share Capital. The Parties acknowledge and agree that: (a) on June 14, 2025, the New PubCo consolidated its authorized share capital, resulting in an increase in the par value of its common shares from US$0.001 to US$0.01 and a decrease in the number of its authorized shares from 2,000,000,000 to 200,000,000; and (b) the New PubCo will be further permitted to increase its authorized share capital as necessary, advisable or desirable in order to have sufficient authorized shares to complete the Transactions in accordance with the Transaction Documents.

Article II
GENERAL PROVISIONS

2.1. Notices. Any notice or other communication to be given by a Party to another Party in connection with this Amendment Agreement shall, except where otherwise specifically provided: (a) be in writing in the English language; (b) given by pre-paid registered post, by an internationally recognized courier company or by email to the relevant address or email address set forth for such Party on Schedule III attached to the Business Combination Agreement; or (c) by any other method approved in writing by the receiving Party. The relevant addresses and email addresses for each Party are set forth on Schedule III attached to the Business Combination Agreement. Any notice or other communication sent in accordance with this Section 2.1 shall be deemed to have been given and received: (A) if sent by pre-paid courier, on the earlier of the time of delivery and three Business Days after being sent to a representative of the courier service; (B) if sent by email, upon being sent, subject to no automated notification of delivery failure being received by the sender for all the recipient email addresses, except that if such time is outside of Working Hours, such notice or other communication shall instead be deemed given and received at the start of the next period of Working Hours; or (C) if sent by any other method approved by the recipient, upon the recipient giving written confirmation of receipt. Any Party may change any of its notice details by giving written notice of such to each other Party in accordance with the Business Combination Agreement. This Section 2.1 does not apply to the formal service of any court proceedings.

2.2. Counterparts; Electronic Delivery. This Amendment Agreement may be executed in counterparts, all of which shall be considered one and the same document and shall become effective when such counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Delivery by electronic transmission to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence. The exchange of a fully executed Amendment Agreement (in counterparts or otherwise) in pdf, DocuSign or similar format and transmitted by facsimile or email shall be sufficient to bind the Parties to the terms and conditions of this Amendment Agreement.

2.3. Entire Agreement. This Amendment Agreement together with the Business Combination Agreement: (a) constitute the entire agreement among the Parties with respect to their subject matter and supersede all prior and current agreements and understandings, both written and oral, among the Parties with respect to their subject matter; and (b) are not intended to confer upon any other Person other than the Parties any rights or remedies.

2.4. Governing Law. This Amendment Agreement and any action, suit, dispute, controversy or claim arising out of this Amendment Agreement, or the validity, interpretation, breach or termination of this Amendment Agreement, shall be governed by and construed in accordance with the internal law of the State of Delaware regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

2.5. Consent to Jurisdiction; Waiver of Jury Trial.

(a) Each of the Parties irrevocably consents to the exclusive jurisdiction and venue of any Delaware Chancery Court or Federal court of the United States of America sitting in Delaware, in each case in connection with any matter based upon or arising out of this Amendment Agreement. Each Party may do so only if he, she or it hereby waives, and shall not assert as a defense in any legal dispute, that: (a) such Person is not personally subject to the jurisdiction of the above named courts for any reason; (b) such Proceeding may not be brought or is not maintainable in such court; (c) such Person’s property is exempt or immune from execution; (d) such Proceeding is brought in an inconvenient forum; or (e) the venue of such Proceeding is improper. Each Party hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each Party hereby consents to service of process in any such proceeding in any manner permitted by the laws of the State of Delaware, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.1 of the Business Combination Agreement and waives and covenants not to assert or plead any objection which they might otherwise have to such manner of service of process. Notwithstanding the foregoing in this Section 2.5, any Party may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.

(b) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES MAY DO SO ONLY IF HE, SHE OR IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY ON ANY CLAIMS OR COUNTERCLAIMS ASSERTED IN ANY LEGAL DISPUTE RELATING TO THIS AMENDMENT AGREEMENT, AND FOR ANY COUNTERCLAIM RELATING HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. IF THE SUBJECT MATTER OF ANY SUCH LEGAL DISPUTE IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY NOR ANY PERSON ASSERTING RIGHTS AS A THIRD-PARTY BENEFICIARY SHALL ASSERT IN SUCH LEGAL DISPUTE A NON-COMPULSORY COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AMENDMENT AGREEMENT. FURTHERMORE, NO PARTY SHALL SEEK TO CONSOLIDATE ANY SUCH LEGAL DISPUTE WITH A SEPARATE ACTION OR OTHER PROCEEDING IN WHICH A JURY TRIAL CANNOT BE WAIVED.

2.6. Rules of Construction. Each of the Parties agrees that it has been represented by independent counsel of its choice during the negotiation and execution of this Amendment Agreement and each Party hereto and its counsel cooperated in the drafting and preparation of this Amendment Agreement and the documents referred to herein and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

2.7. Expenses. All expenses incurred in connection with this Amendment Agreement shall be paid by the Party incurring such expenses.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Amendment Agreement to be executed as of the date first written above.

VEON AMSTERDAM B.V.

By:	/s/ Asghar Jameel
	Name:	Asghar Jameel
	Title:	Director

By:	/s/ Maciej Wojtaszek
	Name:	Maciej Wojtaszek
	Title:	Director

VEON HOLDINGS B.V.

By:	/s/ Asghar Jameel
	Name:	Asghar Jameel
	Title:	Director

By:	/s/ Maciej Wojtaszek
	Name:	Maciej Wojtaszek
	Title:	Director

[Signature Page to Business Combination Agreement]

KYIVSTAR GROUP LTD.

By:	/s/ Kaan Terzioglu
	Name:	Kaan Terzioglu
	Title:	Sole Director

Varna Merger Sub Corp.

By:	/s/ Kaan Terzioglu
	Name:	Kaan Terzioglu
	Title:	Director

[Signature Page to Business Combination Agreement]

COHEN CIRCLE ACQUISITION CORP. I

By:	/s/ R. Maxwell Smeal
	Name:	R. Maxwell Smeal
	Title:	Chief Financial Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]